Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 31, 2026 (except for the fifth paragraph of Note 14, as to which the date is October 19, 2026) in the Registration Statement (Form S-1) and related Prospectus of BioAtla, Inc. for the registration of up to 8,182,110 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

October 19, 2026